                                                February 6, 1997

Advanta Mortgage Conduit
   Services, Inc.
16875 West Bernardo Drive
San Diego, CA  92127

Advanta Mortgage Receivables Inc.
Brandywine Corporate Center
650 Naamans Road
Claymont, Delaware  19703

         Re:  Advanta Mortgage Conduit Services, Inc. and
         Advanta Mortgage Receivables Inc.,  Mortgage Loan
         Asset-Backed Securities

Gentlemen:

         We have acted as counsel to Advanta Mortgage Conduit Services, Inc. and Advanta Mortgage Receivables Inc. (together, the "Registrants") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Mortgage Loan Asset-Backed Securities ("Securities") which the Registrants plans to offer in series.

         Our advice formed the basis for the description of federal income tax consequences appearing under the heading "Certain Federal Income Tax Consequences" in the prospectus contained in the Registration Statement. Such description does not purport to discuss all possible federal income tax consequences of an investment in Securities, but with respect to those tax consequences which are discussed in our opinion, the description is accurate.

         We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine in the Registration Statement and related prospectus under the heading "Certain Federal Income Tax Consequences."

                                     Very truly yours,

                                     /s/ DEWEY BALLANTINE
                                     -----------------------